Exhibit 99.1

Texas Roadhouse, Inc. Announces Second Quarter 2013 Results

LOUISVILLE, KY. (July 29, 2013) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 26 week periods ended June 25, 2013.

	Second Quarter			Year to Date
($000’s)	2013	2012	% Change	2013	2012	% Change

Total revenue	352,119	320,275	10	711,795	645,144	10
Income from operations (a)	29,797	31,247	(5)	67,965	60,649	12
Net income (a)	19,963	20,310	(2)	46,134	39,179	18
Diluted EPS (a)	$0.28	$0.28	(1)	$0.65	$0.55	18

(a) 2012 YTD includes a charge related to a legal settlement discussed below.

Results for the second quarter included:

•                  Diluted earnings per share remained relatively flat at $0.28 compared to the prior year period;

•                  Comparable restaurant sales increased 4.5% at company restaurants and 5.3% at franchise restaurants;

•                  Seven company restaurants and one franchise restaurant were opened;

•                  Restaurant margin, as a percentage of restaurant sales, decreased 47 basis points to 18.6% primarily due to higher commodity costs; and

•                  Higher than average spending on the Company’s annual managing partner conference, which marked its 20th anniversary, impacted year-over-year operating results for the quarter as costs were $2.3 million higher compared to the prior year period.

Results for the year-to-date included:

•                  Excluding the impact of a prior year charge, diluted earnings per share increased 9.7% to $0.65 from $0.59 in the prior year.  The year-to-date 2012 results included a pre-tax charge of $5.0 million ($3.1 million after-tax) which had a negative $0.04 impact on diluted earnings per share;

•                  Comparable restaurant sales increased 4.1% at company restaurants and 4.5 % at franchise restaurants;

•                  10 company and three franchise restaurants were opened;

•                  Restaurant margin, as a percentage of restaurant sales, decreased 32 basis points to 18.8%; and

•                  Costs associated with the Company’s annual managing partner conference were $2.4 million higher compared to the prior year period.

Kent Taylor, Chief Executive Officer of Texas Roadhouse, Inc., commented, “We are pleased with our top-line momentum, which resulted in another quarter of solid revenue growth led by positive comparable restaurant sales.  Our new restaurants continue to generate solid returns, and we are still generating sufficient cash flows to not only fund our restaurant growth, but also enhance our existing assets and return capital to shareholders.  We are confident that our relentless focus on legendary food and service is the best way to continue driving market share gains in this economic environment.”

2013 Outlook

The Company reported that comparable restaurant sales at company restaurants for the first four weeks of its third quarter of fiscal 2013 increased 1.9% compared to the prior year period.

Management provided the following expectations for 2013:

•                  Positive comparable restaurant sales growth;

•                  Approximately 28 company restaurant openings;

•                  Food cost inflation of 6.5% to 7.0%, which is updated from the previous expectation of 6.0% to 7.0%;

•                  An income tax rate of 30.0% to 30.5% which is lower than the previous expectation of approximately 31.0%; and

•                  Total capital expenditures of $100.0 to $105.0 million.

Conference Call

The Company is hosting a conference call today, July 29, 2013, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (888) 277-7114 or (913) 312-6667 for international calls.  A replay of the call will be available for one week following the conference call.  To access the replay, please dial (877) 870 -5176 or (858) 384-5517 for international calls, and use 6656022 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 400 restaurants system-wide in 48 states and two foreign countries.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening; the sales at these and our other company and franchise restaurants; changes in restaurant development or operating costs, such as food and labor; our ability to acquire franchise restaurants; our ability to integrate the franchise restaurants we acquire or other concepts we develop; our ability to continue to generate the necessary cash flows to fund our new restaurant growth, our ability to continue our share repurchase program and pay a quarterly cash dividend; strength of consumer spending; pending or future legal claims; conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; acts of war or terrorism and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Tonya Robinson

502-515-7300

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 25, 2013	June 26, 2012	June 25, 2013	June 26, 2012

Revenue:
Restaurant sales	$348,929	$317,546	$705,493	$639,558
Franchise royalties and fees	3,190	2,729	6,302	5,586

Total revenue	352,119	320,275	711,795	645,144

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):
Cost of sales	120,212	106,860	244,764	216,515
Labor	101,723	93,235	203,384	186,582
Rent	7,152	6,379	14,209	12,631
Other operating	54,989	50,555	110,767	101,784
Pre-opening	4,240	2,780	7,064	6,365
Depreciation and amortization	12,190	11,546	24,402	22,893
Impairment and closure	27	20	84	39
General and administrative (1)	21,789	17,653	39,156	37,686

Total costs and expenses	322,322	289,028	643,830	584,495

Income from operations (1)	29,797	31,247	67,965	60,649

Interest expense, net	567	568	1,162	1,173
Equity income from investments in unconsolidated affiliates	218	121	398	162

Income before taxes (1)	29,448	30,800	67,201	59,638
Provision for income taxes	8,583	9,952	19,117	19,037

Net income including noncontrolling interests (1)	$20,865	$20,848	$48,084	$40,601
Less: Net income attributable to noncontrolling interests	902	538	1,950	1,422
Net income attributable to Texas Roadhouse, Inc. and subsidiaries (1)	$19,963	$20,310	$46,134	$39,179

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.29	$0.29	$0.66	$0.56
Diluted	$0.28	$0.28	$0.65	$0.55

Weighted average shares outstanding:
Basic	70,030	70,129	69,693	69,763
Diluted	71,267	71,587	70,924	71,247

(1) Results for the 26 weeks ended June 26, 2012 include a $5.0 milllion charge ($3.1 million after-tax) relating to the settlement of a legal matter.  The settlement charge is included in general and administrative costs.

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 25, 2013	December 25, 2012

Cash and cash equivalents	$100,117	$81,746
Other current assets	33,353	40,726
Property and equipment, net	542,211	531,654
Goodwill	113,454	113,435
Intangible assets, net	8,283	9,264
Other assets	15,983	14,429

Total assets	$813,401	$791,254

Current maturities of long-term debt and obligations under capital leases	317	338
Other current liabilities	132,987	158,324
Long-term debt and obligations under capital leases, excluding current maturities	51,120	51,264
Other liabilities	52,800	50,591
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	570,380	525,084
Noncontrolling interests	5,797	5,653

Total liabilities and equity	$813,401	$791,254

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	26 Weeks Ended
	June 25, 2013	June 26, 2012

Cash flows from operating activities:
Net income including noncontrolling interests	$48,084	$40,601
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	24,402	22,893
Share-based compensation expense	6,971	6,324
Other noncash adjustments	552	(2,991)
Change in working capital	(10,656)	(7,289)
Net cash provided by operating activities	69,353	59,538

Cash flows from investing activities:
Capital expenditures - property and equipment	(35,915)	(42,547)
Proceeds from sale of property and equipment, including insurance proceeds	4	106
Net cash used in investing activities	(35,911)	(42,441)

Cash flows from financing activities:
Repayments of revolving credit facility, net	—	(10,000)
Dividends paid	(21,512)	(11,806)
Other financing activities	6,441	7,490
Net cash used in financing activities	(15,071)	(14,316)

Net increase in cash and cash equivalents	18,371	2,781
Cash and cash equivalents - beginning of year	81,746	78,777
Cash and cash equivalents - end of period	$100,117	$81,558

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	Second Quarter		Change		Year to Date		Change
	2013	2012	vs LY		2013	2012	vs LY

Restaurant openings
Company - Texas Roadhouse	6	7	(1)		9	15	(6)
Company - Other	1	0	1		1	0	1
Franchise - Texas Roadhouse	1	0	1		3	0	3
Total	8	7	1		13	15	(2)

Restaurants open at the end of the quarter
Company - Texas Roadhouse	327	306	21
Company - Other	3	3	0
Franchise - Texas Roadhouse	75	72	3
Total	405	381	24

Company-owned restaurants
Restaurant sales	$348,929	$317,546	9.9%		$705,493	$639,558	10.3%
Store weeks	4,214	3,962	6.4%		8,388	7,813	7.4%
Comparable restaurant sales growth (1)	4.5%	4.5%			4.1%	5.3%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (1)	4.5%	4.5%			4.1%	5.3%
Average unit volume (2)	$1,077	$1,038	3.7%		$2,188	$2,118	3.3%
Weekly sales by group:
Comparable restaurants (283 units)	$83,433
Average unit volume restaurants (28 units)	$76,603
Restaurants less than 6 months old (16 units)	$85,810

Restaurant operating costs (as a % of restaurant sales) (3)
Cost of sales	34.5%	33.7%	80	bps	34.7%	33.9%	84	bps
Labor	29.2%	29.4%	(21	)bps	28.8%	29.2%	(34	)bps
Rent	2.0%	2.0%	4	bps	2.0%	2.0%	4	bps
Other operating	15.8%	15.9%	(16	)bps	15.7%	15.9%	(21	)bps
Total	81.4%	80.9%	47	bps	81.2%	80.9%	32	bps
Restaurant margin (4)	18.6%	19.1%	(47	)bps	18.8%	19.1%	(32	)bps

Franchise-owned restaurants
Franchise royalties and fees	$3,190	$2,729	16.9%		$6,302	$5,586	12.8%
Store weeks	966	936	3.2%		1,332	1,872	(28.8)%
Comparable restaurant sales growth (1)	5.3%	4.8%			4.5%	5.9%
Average unit volume (2)	$1,112	$1,052	5.7%		$1,123	$1,068	5.1%

Pre-opening expense	$4,240	$2,780	52.5%		$7,064	$6,365	11.0%

Depreciation and amortization	$12,190	$11,546	5.6%		$24,402	$22,893	6.6%
As a % of revenue	3.5%	3.6%	(14	)bps	3.4%	3.5%	(12	)bps

General and administrative expenses (5)	$21,789	$17,653	23.4%		$39,156	$37,686	3.9%
As a % of revenue	6.2%	5.5%	68	bps	5.5%	5.8%	(34	)bps

(1)  Comparable restaurant sales growth includes sales from domestic restaurants open 18 months as of the beginning of the measurement period, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from domestic Texas Roadhouse restaurants open six months as of the beginning of the measurement period, excluding sales from restaurants closed during the period.

(3) Depreciation and amortization expense, substantially all of which relates to restaurant-level assets, is excluded from restaurant operating costs and is shown separately as it represents a non-cash charge for the investment in our restaurants.

(4)  Restaurant margin represents restaurant sales less cost of sales, labor, rent and other operating costs (as a percentage of restaurant sales).   Restaurant margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  Restaurant margin is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or other similarly titled measures of other companies.

(5) Results for the 26 weeks ended June 26, 2012 included a $5.0 million pre-tax charge for the settlement of a legal matter.

Amounts may not foot due to rounding.

Texas Roadhouse, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Information

(in thousands, except per share data)

(unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) throughout this document, the Company has provided non-GAAP measurements which present operating results on a basis before the impact of a settlement of a legal matter.  This item is described in detail throughout this document.

The Company used earnings before the impact of the legal settlement as a key performance measure of results of operations for purposes of evaluating performance internally.  This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, the Company believes that the presentation of results before the legal settlement provides additional information to facilitate the comparison of past and present operations, excluding items that the Company does not believe were indicative  of our ongoing operations in the 26 weeks ended June 26, 2012.

	For the 26 weeks Ended
	June 25, 2013	June 26, 2012
Net income attributable to Texas Roadhouse, Inc. and subsidiaries, excluding settlement charge	$46,134	$42,240
Amount reserved for settlement of a legal matter, net of tax (1)	$—	$(3,062)
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$46,134	$39,179

Weighted average diluted shares outstanding	70,924	71,247

Diluted earnings per share, excluding settlement charge	$0.65	$0.59
Impact of settlement charge on diluted earnings per share	$—	$(0.04)
Diluted earnings per share	$0.65	$0.55

(1)  Amount reserved in the first quarter of fiscal 2012 for the settlement of a legal matter was $5.0 million before the statutory income tax rate.  The settlement amount was included in general and administrative costs on the Company’s Condensed Consolidated Statements of Income.